UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): September 23, 2026

PCB BANCORP
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	001-38621 (Commission File Number)	20-8856755 (I.R.S. Employer Identification No.)

3701 Wilshire Boulevard, Suite 900 Los Angeles, California (Address of principal offices)		90010 (Zip Code)
Registrant’s telephone number, including area code: (213) 210-2000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	PCB	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 23, 2026, PCB Bancorp, a California corporation (the “Company”), and its wholly owned subsidiary, PCB Bank, a California state-chartered bank (the “Bank” and together with the Company, the “Employer”), entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Henry H. Kim, the current Chief Executive Officer of the Company and the Bank. The Employment Agreement is effective as of January 1, 2027 (the “Effective Date”) and its terms will supersede Mr. Kim’s current employment agreement in its entirety following the Effective Date.
The Employment Agreement provides for the continued employment of Mr. Kim as Chief Executive Officer of the Company and the Bank. The term of the Employment Agreement commences on January 1, 2027 and expires on December 31, 2031, unless terminated sooner or extended as provided in the Employment Agreement (the “Term”).
Mr. Kim will receive an annual base salary of $550,000, subject to annual review by the independent members of the Board of Directors. Mr. Kim is eligible to earn an annual cash incentive bonus ranging from zero to one hundred 100% of his base salary, with the performance objectives and actual amount to be determined by the independent members of the Board of Directors in their discretion. Following the Effective Date, and subject to approval by the Compensation Committee and availability of shares under the applicable equity incentive plan, the Company will grant Mr. Kim 25,000 shares of restricted common stock of the Company, vesting in five equal annual installments of 5,000 shares on December 31 of each of 2027, 2028, 2029, 2030 and 2031, subject to continued employment through each applicable vesting date. Mr. Kim will also be entitled to an automobile allowance of $3,000 per month (or a Company-provided automobile in lieu thereof), 25 days of paid time off per calendar year, club memberships, and participation in the Company’s employee benefit plans available to senior executive officers.
In the event the Employer terminates Mr. Kim’s employment for Cause (as defined in the Employment Agreement), without Cause, or for any other reason, or Mr. Kim resigns for any reason or no reason, before the scheduled expiration of the Term, subject to Mr. Kim’s execution and non-revocation of a general release of claims, Mr. Kim is entitled to receive: (i)(A) if terminated for Cause or upon resignation, a lump-sum cash payment equal to 100% of his then-current annual base salary, or (B) if terminated without Cause, a lump-sum cash payment equal to 150% of his then-current annual base salary; and (ii) in either case, within 60 days of separation, the Company shall pay a lump sum reimbursement of 12 months’ worth of COBRA premium.
In the event of a Change in Control (as defined in the Employment Agreement) followed by a termination of Mr. Kim's employment without Cause or a resignation by Mr. Kim for any reason or no reason (a “Change in Control Separation”), in lieu of the benefits described above and subject to Mr. Kim’s execution and non-revocation of a general release of claims, Mr. Kim is entitled to receive: (i) a lump-sum cash payment equal to 200% of his then-current annual base salary; (ii) a lump sum reimbursement of 12 months’ COBRA premium; and (iii) full accelerated vesting of the 25,000-share restricted stock award.
The Employment Agreement also contains confidentiality, non-disparagement, cooperation, and other customary provisions. All incentive compensation is subject to the Company’s clawback and recoupment policies. Payments under the Employment Agreement are subject to applicable banking regulatory limitations, Section 409A of the Internal Revenue Code, and a Section 280G best net cutback provision.
The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1    Amended and Restated Employment Agreement, dated September 23, 2026 and effective January 1, 2027, by and among PCB Bancorp, PCB Bank, and Henry H. Kim
104    Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PCB Bancorp

Date:	September 24, 2026	/s/ Timothy Chang
Timothy Chang
Senior Executive Vice President and Chief Financial Officer

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